November 14, 2005

Mr. Larry Ellberger
23 Fawn Drive
Livingston, NJ 07039

Dear Larry:

I am pleased to extend this offer to you as Chief Administrative Officer, Executive Vice President, reporting directly to me. In this new role, you will have responsibility for Corporate Development, Finance, Legal, and Investor Relations. In your capacity, you will be a key member of the management team and a highly visible presence to shareholders and prospective investors. This appointment will include leadership roles on the Executive Finance Committee and the Mergers and Acquisitions Committee.

Enclosed is the PDI Confidentiality, Non-Solicitation, and Covenant not to Compete Agreement (the “Confidentiality Agreement”) and your Employment Separation Agreement (the “Separation Agreement”). Your employment with PDI is conditioned upon your acceptance of this offer (the “Offer Letter”) and your signing of the both the Confidentiality Agreement and the Separation Agreement.

BASE COMPENSATION

Your base compensation will be: $12,500.00 per semi-monthly pay period, which if annualized, would be equivalent to: $300,000.00.

.
LONG TERM INCENTIVE COMPENSATION

As we discussed, given your position, the use of restricted stock is an excellent way to reward you for our results. I am authorized to offer a grant of restricted shares which will be provided upon your acceptance of the offer and final Board approval. As set forth below, the maximum number of restricted shares that ultimately may be issued to you pursuant to this Offer Letter is 50,000. To ensure alignment between current PDI practices that link compensation to performance, the actual number of restricted shares that may be issued to you pursuant to this Offer Letter will be driven by the performance of the Company’s share price at the end of the performance period which has been designated as August 15, 2005 through March 31, 2007.

The actual award will be determined as follows:

Stock Price Performance Targets*	Award
$36.00 plus	50,000 shares
$20.00 - $35.99	16,750 shares plus 20.78 shares for each cent ($.01) above $20.00 stock price
less than $20.00	0 shares

Stock price will be determined based on a three month average closing price ending the earliest of : (1) the public announcement of your departure from the Company; (2) the last day of your employment with the Company; or (3) March 31, 2007.

You are not eligible to participate in other short term or long term incentive plans.

STOCK OPTIONS FOR BOARD MEMBERSHIP

Your current stock option agreements covering the options previously issued to you as a result of your service on PDI’s Board of Directors will be amended to give you three years from termination of employment to exercise your then vested options. These options will be fully vested upon your termination of employment.

You will be paid a pro rated 3rd Quarter fee based on the actual date which you move off of the Board of Directors.

CAR ALLOWANCE

You will be eligible for a monthly car allowance of $1,000.00, or according to PDI’s Car Allowance Policy, you may elect to receive a car from the current PDI selection at the Executive Vice President level.

FINANCIAL PLANNING SERVICES

You are eligible to receive financial planning assistance through AYCO Financial Planning Services effective upon your date of hire. These services include: estate planning, income tax preparation and planning, investment planning, retirement planning, compensation & benefit planning and insurance planning.

HOLIDAY AND BANK OF DAYS

Based on an August 15th start date, you will be eligible for 10 paid days during your initial period of service ending December 31, 2005. You are also eligible for all Company holidays. Effective January 1, 2006, you will be eligible for 19 paid days per calendar year in addition to Company holidays.

I am delighted to extend this offer and believe that you will have an opportunity to make a significant impact on the continued growth of PDI.

Sincerely,

Frank Ryan
Compensation Committee Chair

Enc.: PDI Confidentiality Agreement
Separation Agreement

cc: File

Larry Ellberger
I accept the terms of my employment with PDI.

EMPLOYMENT SEPARATION AGREEMENT

PDI, Inc., a Delaware corporation (the “Company”), having its principal place of business at

1 Route 17 South, Saddle River, New Jersey 07458, and Larry Ellberger, 23 Fawn Drive, Livingston, New Jersey 07039 (the “Executive”), agree:

1. Employment.

  The Company hereby employs the Executive as Chief Administrative Officer commencing on August 15, 2005c and with an anticipated duration through March 31, 2007; provided, however, that Executive’s employment may be terminated by either party, for any reason, with or without notice. On or before January 1, 2007, the Company shall inform the Executive whether the Company intends to extend the Executive’s employment for an additional period of time to be determined by the Company.

Executive understands and agrees that his employment with the Company is at will and can be terminated by either party, for any or no reason; provided, however, that if (i) the Company gives notice of termination without cause which has an effective date before March 31, 2007 or (ii) Executive gives notice of termination with Good Reason (as defined in Section 3© below) which has an effective date before March 31, 2007 and (iii) the price of the Company’s common stock is less than $20.00 per share at the time of such termination, the Company shall continue Executive’s Base Compensation following his termination until such time as the Executive receives the gross sum of $300,000.00, calculated from the last day worked; provided that the Executive executes and does not revoke the PDI Agreement and General Release given to him upon termination.

Notwithstanding the foregoing, to the extent the Executive remains employed through March 31, 2007, the Executive shall be paid the Base Compensation and Long Term Incentive Compensation, as these terms are described in the Executive’s July 26, 2005 Offer Letter (the “Offer Letter”) on or before March 31, 2007, and Executive will not be entitled to any severance benefits.

2. Termination Benefits.

In further consideration for Executive’s agreement to execute the PDI Confidentiality, Non-Solicitation and Covenant Not to Compete Agreement (the “Confidentiality Agreement”), the Company agrees that if the Executive’s termination from employment is made effective before March 31, 2007: (i) by the Company without Cause; (ii) in connection with a Change of Control; or (iii) by the Executive for Good Reason, the Company will accelerate the vesting of all equity based compensation to which the Executive may be entitled pursuant to the Offer Letter from the Company to the Executive including, but not limited to, any stock grant, option or other form of equity compensation (i.e., long term incentive compensation), so that all such compensation is fully vested and exercisable upon separation provided that if the Company terminates the Executive’s employment without Cause, the Company shall provide Executive with at least 30 days written notice prior to such termination. The Company will amend any applicable agreement to effectuate this provision or, if legally prohibited, will pay the monetary value of such compensation; provided that the Executive executes and does not revoke the PDI Agreement and General Release given to him upon termination. In connection with any equity compensation where the number of shares to be granted to the Executive is based upon the price of the Company’s common stock, the relevant price used to determine the number of shares to be granted shall be the greater of: (A) the average closing price of the Company’s common stock on the Nasdaq National Market for the ninety (90) day period ending on the earliest of: (1) the public announcement of the Executive’s departure from the Company; (2) the last day of the Executive’s employment with the Company; or (3) March 31, 2007 or (B) if a Change of Control has occurred (as defined below), the relevant price for the Company’s common stock paid by the buyer at the time of the Change of Control. The Executive shall continue to be bound by the confidentiality, non-solicitation, non-competition and other provisions set forth in the Confidentiality Agreement for the periods set forth therein.

No termination benefits will be paid if the Executive resigns or terminates his employment without Good Reason, or if the Company terminates the Executive’s employment for Cause as determined by the Chief Executive Officer or the Board of Directors (the “Board”) of the Company.

Notwithstanding the foregoing, if the Executive shall become Disabled, the Company may terminate the Executive’s employment; provided, however, that the Executive shall receive his Base Compensation (as that term is described in the Offer Letter) through the Executive’s date of termination and Long Term Incentive Compensation (as that term is described in the Offer Letter) as if the Executive had remained employed through March 31, 2007.

The Executive’s employment with the Company shall terminate upon his death. Notwithstanding the foregoing, the Company shall continue to pay the Executive’s estate all compensation the Executive would have been eligible for under the terms of the Offer Letter as if the Executive had remained employed through March 31, 2007.

3. Definitions.
a.
Cause shall mean (1) the willful failure or refusal to perform lawful directives of the Company that has a material adverse impact on the Company; (2) a willful violation of the Company’s policies and procedures that has a material adverse impact upon the Company; (3) the willful failure to adhere to moral and ethical business principles that has a material adverse impact on the Company; (4) Executive’s conviction of a felony, or a misdemeanor involving fraud or dishonesty that has a material adverse impact on the Company (including entry of a nolo contendere plea); or (5) any act of dishonesty or fraud in the commission of his duties that has a material adverse impact upon the Company, provided, however; that as to items (1), (2), (3) and (5) above, the Company will provide thirty (30) days advance written notice and an opportunity for Executive to cure such alleged Cause.

b.
Change of Control shall mean (1) any merger by the Company into another corporation or corporations which results in the stockholders of the Company immediately prior to such transaction owning less than 55% of the surviving corporation; (2) any acquisition (by purchase, lease or otherwise) of all or substantially all of the assets of the Company by any person, corporation or other entity or group thereof acting jointly; (3) the acquisition of beneficial ownership, directly or indirectly, of voting securities of the Company (defined as common stock of the Company or any securities having voting rights that the Company may issue in the future) and rights to acquire voting securities of the Company (defined as including, without limitation, securities that are convertible into voting securities of the Company (as defined above) and rights, options, warrants and other agreements or arrangements to acquire such voting securities) by any person, corporation or other entity or group thereof acting jointly, in such amount or amounts as would permit such person, corporation or other entity or group thereof acting jointly to elect a majority of the members of the Board, as then constituted; or (4) the acquisition of beneficial ownership, directly or indirectly, of voting securities and rights to acquire voting securities having voting power equal to 25% or more of the combined voting power of the Company’s then outstanding voting securities by any person, corporation or other entity or group thereof acting jointly unless such acquisition as is described in this part (4) is expressly approved by resolution of the Board passed upon affirmative vote of not less than a majority of the Board and adopted at a meeting of the Board held not later than the date of the next regularly scheduled or special meeting held following the date the Company obtains actual knowledge of such acquisition (which approval may be limited in purpose and effect solely to affecting the rights of Executive under this Employment Separation Agreement (this “Agreement”). Notwithstanding the preceding sentence, (i) any transaction that involves a mere change in identity form or place of organization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended, or a transaction of similar effect, shall not constitute a Change of Control.

c.
Good Reason shall mean the occurrence of any of the following events: (1) an adverse change, not consented to by the Executive, in the nature or scope of the Executive’s responsibilities, authorities, powers, functions or duties; or (2) a reduction in the Executive’s annual base salary as in effect on the date hereof or as the same may be increased from time to time hereafter, except for across-the-board salary reductions similarly affecting all or substantially all management employees; or (3) the relocation of the Company’s offices at which the Executive is principally employed immediately prior to the date of a Change in Control (the “Current Offices”) to any other location more than 50 miles from the Current Offices, or the requirement by the Company for the Executive to be based anywhere other than the Current Offices, except for required travel on the Company’s business; or (4) the failure by the Company to obtain an effective agreement from any successor to assume and agree to perform this Agreement, as required by Section 4, provided, however; that as to items (1), (2), and (4) above, the Executive will provide thirty (30) days advance written notice and an opportunity for the Company to cure such alleged Good Reason. Executive agrees that he will not unreasonably withhold his consent to changes in the nature or scope of the Executive’s responsibilities, authorities, powers, functions or duties which may be made or proposed by the Company. Further, Executive understands and agrees that the Company contemplates the hiring of a Chief Financial Officer, an event which shall not constitute “Good Reason” under this Agreement.

d.
Disabled shall mean the inability of Executive to perform on a full-time basis the duties and responsibilities of his employment with the Company by reason of his illness or other physical or mental impairment or condition, if such inability continues for an uninterrupted period of 180 days or more during any 360-day period. A period of inability shall be “uninterrupted” unless and until Executive returns to full-time work for a continuous period of at least 30 days.

Integration; Amendment; Assignment. This Agreement and the Confidentiality Agreement constitute the entire agreement(s) between the parties hereto with respect to the matters set forth herein and supersede and render of no force and effect all prior understandings and agreements between the parties with respect to the matters set forth herein. No amendments or additions to this Agreement or the Confidentiality Agreement shall be binding unless in writing and signed by both parties. This Agreement shall be binding upon the Company’s successors and assigns and Executive shall be able to enforce this Agreement as to the Company’s successors and assigns.

Governing Law; Headings. This Agreement and its construction, performance and enforceability shall be governed by, and construed in accordance with, the laws of the State of New Jersey, without regard to its conflicts of law provisions. Headings and titles herein are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

Jurisdiction. Except as otherwise provided for herein, each of the parties (a) irrevocably submits to the exclusive jurisdiction of any state court sitting in Bergen County, New Jersey or federal court sitting in New Jersey in any action or proceeding arising out of or relating to this Agreement; (b) agrees that all claims in respect of the action or proceeding may be heard and determined in any such court; (c) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court; and (d) waives any right such party may have to a trial by jury with respect to any action or proceeding arising out of or relating to this Agreement. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceedings so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party may make service on another party by sending or delivering a copy of the process to the party to be served at the address set forth above or such updated address as may be provided to the other party. Nothing in this Section 6, however, shall affect the right of any party to serve legal process in any other manner permitted by law.

IN WITNESS WHEREOF the parties have duly executed this Employment Separation Agreement as of the date first above written.

EXECUTIVE

/s/ Larry Ellberger
Dated: ______________________________

PDI, INC.

Dated: ________________________________